EXHIBIT 3.ii

AMENDED AND RESTATED

BY-LAWS

OF

CROWN HOLDINGS, INC.

(A PENNSYLVANIA CORPORATION)

ARTICLE I

Shareholders

SECTION 1.   Annual Meetings. The Corporation shall hold annually a regular meeting of its shareholders for the election of Directors and for the transaction of general business which may properly come before the meeting in accordance with these By-Laws in Philadelphia, Pennsylvania, on the fourth (4th) Thursday in April in each year at 9:30 a.m., local time, or at such other place, on such other date or at such other time as may be designated by the Board of Directors.

SECTION 2.   Special Meetings. Special meetings may be called by the Board of Directors to meet at such place or time as may be designated by the Board of Directors. Except as provided by law, the shareholders shall not be entitled to call a special meeting.

SECTION 3.   Notice of Meetings. Written or printed notice of every annual and every special meeting of the shareholders shall be given to each shareholder of record entitled to vote at such meeting by mail, postage prepaid and addressed to the address on the books of the Corporation, or as otherwise provided by law, at least ten (10) days before such meeting. Notice of every special meeting shall state the place, date and time of the meeting and the business proposed to be transacted. Failure to give notice of any annual meeting, or any irregularity in such notice, shall not affect the validity of any annual meeting or of any proceedings at any such meeting. Notice of any meeting of shareholders need not be given to any shareholder who waives notice thereof in writing either before or after the holding thereof, and attendance at any such meeting shall constitute waiver of notice thereof except as otherwise provided by law. No notice of any adjourned meeting of shareholders or of the business to be transacted at an adjourned meeting need be given by the Corporation.

SECTION 4.   Quorum. At all meetings of shareholders, the presence, in person or by proxy, of shareholders entitled to cast a majority in number of votes shall be necessary to constitute a quorum for the transaction of business; but in the absence of a quorum, the chairman of the meeting may, or the shareholders present in person or by proxy at the time and place fixed for such meeting, or at the time and place of any adjournment thereof, may, by majority vote, adjourn the meeting from time to time, but not for a period of over fifteen (15) days with respect to any meeting at which directors are to be elected or a period of over thirty (30) days with respect to any other meeting at any one time.

SECTION 5.   Voting. Except in cases in which it is by statute, by the Articles of Incorporation or by these By-Laws otherwise provided, each shareholder entitled to vote at such meeting shall be entitled to cast one vote for each share of stock held by such shareholder, and a majority of the votes cast shall be sufficient to elect and pass any measure.

SECTION 6.   Proxies. Any shareholder entitled to vote at any meeting of shareholders may vote by person or by proxy. Every proxy shall be executed or authenticated by the shareholder, or by such shareholder’s duly authorized attorney-in-fact, dated, and filed with or transmitted to the Secretary of the Corporation or its designated agent. A shareholder or such shareholder's duly authorized attorney-in-fact may execute or authenticate a writing or transmit a telephonic or electronic message authorizing another person to act by proxy. A telegram, telex, cablegram, datagram, e-mail, Internet communication, or other means of telephonic or electronic transmission from a shareholder or attorney-in-fact or a photographic facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact (or other transmission as permitted by law): (i) may be treated as properly executed or authenticated for purposes of this subsection; and (ii) shall be so treated if it sets forth or utilizes a confidential and unique identification number or other mark furnished by the Corporation to the shareholder for the purposes of a particular meeting or transaction.

SECTION 7.   Judges of Election. Prior to any meeting of shareholders, the Board of Directors may appoint three judges of election, and in default of such appointment the shareholders at such meeting shall by majority vote appoint such judges. The judges of election need not be shareholders and may not be candidates for any office. The judges of election shall exercise all of the powers and duties usually incident to their office.

SECTION 8.   Nominations.  (a) Only persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as Directors of the Corporation.  Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote for the election of Directors at the meeting and who complies with the notice procedures set forth in this By-Law.

        (b)    Nominations by shareholders shall be made pursuant to timely notice in writing to the Secretary of the Corporation.  To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than one-hundred twenty (120) days nor more than one-hundred fifty (150) days prior to the first anniversary of the date the Corporation’s proxy statement for its previous annual meeting of the shareholders was first released to shareholders; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from the first anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, and (ii) in the case of a special meeting at which Directors are to be elected, not later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made.

Such shareholder’s notice shall set forth (i) (A) the name, age, business address and residence address of each proposed nominee, (B) the principal occupation of each proposed nominee, (C) a representation that the notifying shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (D) if known, the class and total number of shares of the Corporation that are beneficially owned by the proposed nominee, (E) the total number of shares of the Corporation that will be voted by the notifying shareholder for each proposed nominee, (F) a description of all arrangements or understandings between the notifying shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the notifying shareholder, and (G) as to each proposed nominee all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable listing standards and other applicable law (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected and including information as to the purpose of such nomination); and (ii) as to the shareholder giving the notice and any Shareholder Associated Person (as defined below), if any, on whose behalf the nomination is made (A) the name and address of such shareholder, as they appear on the Corporation’s books, and of such Shareholder Associated Person, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such Shareholder Associated Person, and (C) a representation whether the shareholder or Shareholder Associated Person, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or (y) otherwise to solicit proxies from shareholders in support of such nomination, and (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any such Shareholder Associated Person with respect to any share of stock of the Corporation.  A Shareholder Associated Person of any shareholder includes (i) any person or entity controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder and (iii) any person or entity controlling, controlled by or under common control with such Shareholder Associated Person.  At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee.  The Corporation may request any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the qualifications of the proposed nominee to serve as a Director of the Corporation.

        (c)   No person shall be eligible to serve as a Director of the Corporation unless nominated in accordance with the procedures set forth in this By-Law, which shall be the exclusive means for a shareholder to make director nominations.  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this By-Law, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.  Any such decision by the chairman shall be final, binding and conclusive upon all parties in interest.  Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, applicable listing standards and other applicable law, with respect to the matters set forth in this By-Law.  References in these By-Laws to the first anniversary of the date the Corporation’s proxy statement for its previous annual meeting of the shareholders was first released to shareholders or to the Exchange Act and the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations by a shareholder pursuant to Section 8(b) of this By-Law.  Nothing in this By-law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8, or any successor rule, under the Exchange Act.

SECTION 9.   Notice of Shareholder Business.   (a) At an annual or special meeting of the shareholders, only such business other than nominations (which nominations are separately governed by Section 8 of this Article I) shall be conducted as shall have been brought before the meeting (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) as to an annual meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of the notice provided for in this By-Law, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this By-Law; clause (iii) shall be the exclusive means for a shareholder to submit other business (other than matters properly brought under Rule 14a-8, or any successor rule, under the Exchange Act and included in the Corporation’s notice of meeting) before an annual meeting of shareholders.

        (b)   For business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation, and any such proposed business must constitute a proper matter for shareholder action.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one-hundred twenty (120) days nor more than one-hundred fifty (150) days prior to the first anniversary of the date of the Corporation’s proxy statement for its previous annual meeting of the shareholders was first released to the shareholders; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from the first anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be received no later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made.

A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and if a specific action is to be proposed, the text of the resolution or resolutions which the shareholder proposes that the Corporation adopt, (ii) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business, and the name and address of the Shareholder Associated Person, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder of record and by the Shareholder Associated Person, if any, on whose behalf the proposal is made, (iv) any material interest of such shareholder of record and the Shareholder Associated Person, if any, on whose behalf the proposal is made in such business, (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring before the meeting the business specified in the notice, (vi) the total number of shares of the Corporation that will be voted by the notifying shareholder for such proposal, and (vii) a representation whether the shareholder or the Shareholder Associated Person, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (B) otherwise to solicit proxies from shareholders in support of such proposal, and (viii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any such Shareholder Associated Person with respect to any share of stock of the Corporation.  A Shareholder Associated Person of any shareholder includes (X) any person or entity controlling, directly or indirectly, or acting in concert with, such shareholder, (Y) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder and (Z) any person or entity controlling, controlled by or under common control with such Shareholder Associated Person.

         (c)   Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at an annual or special meeting except in accordance with the procedures set forth in this By-Law.  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this By-Law, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.  Any such decision by the chairman shall be final, binding and conclusive upon all parties in interest.  Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, applicable listing standards and other applicable law, with respect to the matters set forth in this By-Law.  References in these By-Laws to the first anniversary of the date the Corporation’s proxy statement for its previous annual meeting of the shareholders was first released to shareholders or to the Exchange Act and the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals as to any business to be considered pursuant to Section 9(b) of this By-Law.  Nothing in this By-law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8, or any successor rule, under the Exchange Act.

For the purposes of Section 8 and Section 9 of Article I of these By-Laws, (i) the beneficial ownership of any person or entity shall be determined in accordance with Rule 13d-3, or any successor rule, under the Exchange Act and (ii) the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall have the meaning ascribed to such term under Rule 12b-2, or any successor rule, under the Exchange Act.

SECTION 10.   No Consents in Lieu of Meeting. No action of the shareholders shall be taken by either unanimous consent or partial written consent or other consent in lieu of a meeting.

SECTION 11.   Conduct of Meetings. Unless the Board of Directors shall designate another officer or director of the Corporation to preside and act as the chairman at any regular or special meeting of shareholders, the Chairman of the Board of Directors, or in his or her absence, the Vice Chairman of the Board of Directors, or in the absence of both the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors, the Presiding Director, shall preside and act as the chairman at any regular or special meeting of shareholders. The chairman of the meeting, consistent with any authority, direction, restriction or limitation given to him or her by the Board of Directors, shall have any and all powers and authority necessary to conduct an orderly meeting, preserve order and determine any and all procedural matters, including the proper means of obtaining the floor, who shall have the right to address the meeting, the manner in which shareholders will be recognized to speak, imposing reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders, the number of times a shareholder may address the meeting, and the person to whom questions should be addressed. The chairman shall announce at the meeting when the polls close for each matter voted upon. If no announcement is made, the ability to cast a vote will be deemed to have closed upon the final adjournment of the meeting. After the polls close, no ballots, proxies, or votes, nor any revocations or changes thereto, may be accepted. In addition, until the business to be completed at a meeting of shareholders is completed, the chairman of a meeting of the shareholders is expressly authorized to temporarily adjourn and postpone the meeting from time to time.

ARTICLE II

Board of Directors

SECTION 1.   Powers. The business and affairs of the Corporation, except as otherwise provided by statute, the Articles of Incorporation or these By-Laws, shall be conducted and managed by the Board of Directors. The number of Directors of the Corporation, which shall be not more than eighteen (18) and not less than ten (10), shall be determined from time to time by the Directors.

SECTION 2.   Election.

(a)  The Directors of the Corporation shall be elected by ballot at the annual meeting of the shareholders and shall serve one (1) year and until their successors shall be duly elected and qualified or until their earlier death, resignation or removal.

(b)  In an uncontested election, if: (i) a nominee for Director who is an incumbent Director does not receive the vote of at least a majority of the votes cast at any meeting for the election of Directors at which a quorum is present; and (ii) no successor has been elected at such meeting, then such Director will be deemed to have been elected to the Board and will promptly tender his or her resignation to the Board. In an uncontested election, if a nominee for Director who is not an incumbent Director does not receive the vote of at least a majority of the votes cast at any meeting for the election of Directors at which a quorum is present, the nominee will be deemed to have been elected to the Board and to have immediately resigned. For purposes of this Section 2 of Article II, “a majority of the votes cast” means that the number of shares voted for a Director’s election exceeds fifty (50) percent of the number of votes cast with respect to that Director’s election. “Votes cast” include votes to withhold authority in each case and exclude abstentions with respect to that Director’s election (to the extent that abstentions are permitted). In a contested election, as determined by the Board of Directors, Directors shall be elected by plurality vote, even if a formerly contested election is uncontested at the time of any meeting for the election of Directors.

(c)  The committee established by the Board of Directors to evaluate candidates for nomination of Directors will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the recommendation of such committee, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. Such committee in making its recommendation, and the Board in making its decision, each may consider any factors or other information that it considers appropriate and relevant. The Director who tenders his or her resignation will not participate in the recommendation of such committee, or the decision of the Board, with respect to such resignation.  If such incumbent Director’s resignation is not accepted by the Board, such Director will continue to serve until the next annual meeting and until such Director’s successor has been duly elected and qualified, or until such Director’s earlier death, resignation, or removal.

(d)  If a Director’s resignation is accepted by the Board, or if a nominee who is not an incumbent Director is deemed to have been elected and to have immediately resigned, then the Board, in its sole discretion, may: (i) fill any resulting vacancy pursuant to the provisions of Section 11 of this Article II or (ii) decrease the size of the Board pursuant to the provisions of Section 1 of this Article II.

(e)  To be eligible to stand for election, each person who agrees to be nominated also must agree, in writing, to be bound by the provisions of this Section 2 of Article II.

This By-Law will be summarized or included in each proxy statement relating to an election of directors of the Corporation.

SECTION 3.   Annual Meeting. The regular annual meeting of the Board of Directors shall be held immediately following each meeting of the shareholders at which a Board of Directors shall have been elected for the purpose of organization and the transaction of other business.

SECTION 4.   Regular Meetings. In addition to the annual meeting, regular meetings of the Board of Directors shall be held at such intervals as may be fixed from time to time by the Board of Directors.

SECTION 5.   Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, or a Vice President, or by a majority of the Board of Directors, and shall be held at the time and place specified in the call for such special meeting.

SECTION 6.   Place of Meeting. Subject to the provisions of Section 4 of this Article II, regular and special meetings of the Board of Directors may be held within or without the Commonwealth of Pennsylvania, and at such times and places as, in the case of a regular meeting, may be stated in the notice of the meeting, or in the case of a special meeting, may be specified in the call for such meeting.

SECTION 7.   Conference Calls. Any one or more members of the Board of Directors of the Corporation or any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting. No persons may participate in any meeting of the shareholders by means of a conference telephone or similar communications equipment.

SECTION 8.   Notice of Meetings. Notice of the place, day and hour of every regular and special meeting of the Board of Directors shall be given each Director before the meeting personally or by sending copy thereof (i) by first class or express mail, postage prepaid, or courier service, charges prepaid, to such Director’s postal address supplied by such Director to the Corporation for such notice or (ii) by facsimile transmission, e-mail or other electronic communication to such Director’s facsimile number or address for e-mail or other electronic communications supplied by such Director to the Corporation for the purpose of notice.  Notice pursuant to clause (i) in the preceding sentence shall be deemed to have been given to the Director entitled thereto when deposited in the United States mail or with a courier service for delivery to that Director, and notice pursuant to clause (ii) in the preceding sentence shall be deemed to have been given to the Director entitled thereto when sent.  Except as otherwise provided herein, or as otherwise directed by the Board of Directors, notices of meetings may be given by, or at the direction of, the Secretary of the Corporation.  No notice need be given any director who waives such notice in writing either before or after the holding thereof, and attendance at any such meeting shall constitute waiver of notice thereof except as otherwise provided by law. No notice of any adjournment meeting of the Board of Directors need be given.

SECTION 9.   Quorum. No less than one-half (1/2) of the Board of Directors shall constitute a quorum for the transaction of any business at every meeting of the Board of Directors, but if at any meeting there be less than a quorum present a majority of those present may adjourn the meeting from time to time but not for a period of over thirty (30) days at any one time, without notice other than by announcement at the meeting until a quorum shall attend. At any such adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted at the meeting as previously modified.

SECTION 10.   Committees. From time to time, the Board of Directors may by resolution provide for and appoint the members of an Executive Committee, or any other regular or special committee, or committees, and all such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution of appointment.

SECTION 11.   Vacancies. Vacancies in the Board of Directors occurring during the year shall be filled for the unexpired terms by a majority of the remaining members of the Board of Directors although less than a quorum.

SECTION 12.   Limitation on Liability. A Director shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless (a) the Director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as the same may be amended (relating to standard of care and justifiable reliance) and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this Section 12 shall not apply to (a) the responsibility or liability of a Director pursuant to any criminal statute or (b) the liability of a Director for the payment of taxes pursuant to local, state or federal law. Any repeal or modification of this Section 12 shall be prospective only, and shall not affect, to the detriment of any Director, any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification.

SECTION 13.   Independent Directors.

        (a)   A majority of the persons constituting the nominees of the Board of Directors for the election of whom the Board of Directors will solicit proxies from the shareholders for use at the Corporation’s annual meeting shall consist of individuals who, on the date of their selection as the nominees of the Board of Directors, are Independent Directors.

        (b)    In the event the Board of Directors elects Directors between annual meetings of shareholders, the majority of all Directors holding office immediately after such election shall be Independent Directors.

        (c)    For purposes of this By-Law, the term “Independent Director” shall mean a Director who: (i) is not and has not been employed by the Corporation or any of its subsidiaries in an executive capacity within the five years immediately prior to such person’s nomination; (ii) is not (and is not affiliated with a company or a firm that is) a regular advisor or consultant, for compensation, to the Corporation or any of its subsidiaries; (iii) is not affiliated with a regular and significant customer or supplier of the Corporation or any of its subsidiaries; (iv) does not have a personal services contract with the Corporation or any of its subsidiaries; (v) is not affiliated with a tax-exempt entity that receives significant contributions from the Corporation or any of its subsidiaries; and (vi) is not a spouse, parent, sibling or child of any person described in (i) through (v), above.

        (d)    The Board of Directors shall have the exclusive right and power to interpret and apply the provisions of this By-Law. Any such interpretation or application of the provisions of this By-Law made in good faith shall be binding and conclusive upon all shareholders.

ARTICLE III

Officers

SECTION 1.   Officers. The Officers of the Corporation shall be a Chairman of the Board of Directors, a Chief Executive Officer and/or a President, one or more Vice Presidents (one or more of whom may be designated as Executive Vice Presidents or Senior Vice Presidents by the Board of Directors), a Treasurer, a Secretary and a Controller. The Board of Directors may elect such other officers, including one or more Assistant Treasurers and one or more Assistant Secretaries, as they may from time to time deem necessary, who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board of Directors.

SECTION 2.   Officers Holding More Than One Office. Any two of the offices provided for in this Article III may be held by the same person except that the President may not hold the office of Vice President or Secretary, nor the Treasurer that of Assistant Treasurer, nor the Secretary that of Assistant Secretary.

SECTION 3.   Chairman of the Board. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors. He or she shall have supervision of such matters as may be designated to him or her by the Board of Directors. The Board of Directors may elect a Vice Chairman of the Board, who shall have such authority and shall perform such duties as from time to time may be presented by the Board of Directors.

SECTION 4.   President. The President shall have such authority and perform such duties as may from time to time be assigned to him or her by the Board of Directors.

SECTION 5.   Chief Executive Officer. Either the Chairman of the Board or the President, as determined by the Board of Directors, shall be the chief executive officer of the Corporation and, subject to the Board of Directors, shall have general charge of the business and affairs of the Corporation.

SECTION 6.   Vice Presidents. The Vice Presidents shall perform such duties as may be incidental to their office and as may be assigned to them from time to time by the Board of Directors. In the absence of the President, the specific duties assigned to that officer shall be exercised by the Vice Presidents.

SECTION 7.   Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors and the minutes of all meetings of the shareholders in books provided for that purpose. He or she shall attend to the giving and serving of all notices of the Corporation and shall be the custodian of the corporate seal. He or she shall have charge of and keep and preserve such books and records of the Corporation as the Board of Directors may prescribe, and he or she shall perform all other duties incidental to his or her office and as may be assigned to him or her by the Board of Directors from time to time. Unless otherwise ordered by the Board of Directors, he or she may certify copies of and extracts from any of the official records of the Corporation and may also certify as to the Officers of the Corporation and as to similar matters.

SECTION 8.   Treasurer. The Treasurer shall have the care and custody of the funds and securities of the Corporation and shall deposit the same in such bank or banks as the Board of Directors may select, or in the absence of such selection, as may be selected by him or her. He or she shall disburse the funds of the Corporation in the regular conduct of its business or as may be ordered by the Board. The Treasurer shall perform such other duties as the Board of Directors may from time to time require.

SECTION 9.   Controller. The Controller shall maintain adequate records of all assets, liabilities and transactions of the Corporation; see that adequate audits thereof are currently and regularly made; and, in conjunction with other officers and department heads, initiate and enforce measures and procedures whereby the business of this Corporation shall be conducted with the maximum safety, efficiency and economy. He or she shall have such other powers and perform such other duties as the Board of Directors may from time to time prescribe.

SECTION 10.   Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers shall have such powers and perform such duties as may be assigned to them by the Board of Directors or by the President, or by the Secretary or the Treasurer respectively, and in the absence or incapacity of the Secretary or Treasurer, shall have the powers and perform the duties of those officers respectively.

SECTION 11.   Vacancies. Vacancies in any of the offices provided herein shall be filled by the Board of Directors by majority vote for the unexpired terms.

SECTION 12.   Contracts, Notes, Drafts, Etc.  All properly authorized notes, bonds, drafts, acceptances, checks, endorsements (other than for deposit), guarantees, and all evidences of indebtedness of the Corporation whatsoever, and all deeds, mortgages, contracts and other instruments requiring execution by the Corporation may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the Vice Chairman of the Board of Directors, the President, any Vice President or the Treasurer; and authority to sign any such instruments, which may be general or confined to specific instances, may be conferred by the Board of Directors upon any other person or persons, subject to such requirements as to countersignature or other conditions, as the Board of Directors may from time to time determine. Facsimile signatures may be used on checks, notes, bonds or other instruments. Any person having authority to sign on behalf of the Corporation may delegate, from time to time, by instrument in writing, all or any part of such authority to any person or persons if authorized so to do by the Board of Directors. Unless otherwise delegated, the Board of Directors retains the authority to approve any and all transactions entered into on behalf of the Corporation.

ARTICLE IV

Indemnification

SECTION 1.   Right to Indemnification. Subject to Section 3 of this Article IV, the Corporation shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise or entity, whether or not for profit, whether domestic or foreign, including service with respect to an employee benefit plan, its participants or beneficiaries, against all liability, loss and expense (including attorneys’ fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, whether or not the indemnified liability arises or arose from any Proceeding by or in the right of the Corporation.

SECTION 2.   Advance of Expenses. Subject to Section 3 of this Article IV, expenses incurred by a person who is or was a Director or Officer in defending (or acting as a witness in) a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, subject to the provisions of applicable law, upon receipt of an undertaking by or on behalf of the person who is or was a Director or Officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under applicable law.

SECTION 3.   Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article IV is permissible, the Board of Directors by a majority vote of a quorum consisting of Directors who are not parties to such Proceeding may, and on request of any person seeking indemnification or advance of expenses shall, determine (a) in the case of indemnification, whether the standards under applicable law have been met, and (b) in the case of advance of expenses prior to a change of control of the Corporation as set forth below, whether such advance is appropriate under the circumstances, provided that each such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested Directors so directs; and provided further that, if there has been a change in control of the Corporation between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification shall be determined by independent legal counsel and the advance of expenses shall be obligatory subject to receipt of the undertaking in Section 2 hereof.  The reasonable expenses of any person who is or was a Director or Officer in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Corporation.  As used herein, a “change of control” of the Corporation means (a) the acquisition by any person or entity, or two or more such persons or entities acting in concert, of beneficial ownership (within the meaning of Rule 13d-3, or any successor rule, under the Exchange Act) of more than fifty (50) percent of the outstanding voting shares of the Corporation or (b) any change in one-third (1/3) or more of the members of the Board of Directors unless such change was approved by a majority of the Continuing Directors.  The term “Continuing Directors” means the Directors existing on February 26, 2004 or any person who subsequently becomes a Director if such person’s nomination for election or election to the Board of Directors is recommended or approved by the Continuing Directors.

SECTION 4.   Contractual Obligation. The obligations of the Corporation to indemnify a person who is or was a Director or Officer under this Article IV, including, if applicable, the duty to advance expenses, shall be considered a contract between the Corporation and such person who is or was a Director or Officer, and no modification or repeal of any provision of this Article IV shall affect, to the detriment of the person who is or was a Director or Officer, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

SECTION 5.   Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advancement of expenses provided by this Article IV shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, agreement, vote of shareholders or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, legal representatives and estate of any such person.

SECTION 6.   Insurance and Other Indemnification. The Corporation may (a) purchase and maintain, at the Corporation’s expense, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by statute, (b) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (c) give other indemnification to the extent permitted by statute.

SECTION 7.  Indemnification Agreement.  The Corporation may enter into agreements with any director, officer, or employee of the Corporation, which agreements may grant rights to any person eligible to be indemnified hereunder or create obligations of the Corporation in furtherance of, different from, or in addition to, but not in limitation of, those provided in this Article, without shareholder approval of such agreement.

ARTICLE V

Capital Stock

SECTION 1.   Share Certificates. Except as otherwise provided in Section 3 of this Article V, every shareholder of record shall be entitled to a share certificate representing the shares held by such shareholder. Every share certificate shall bear the corporate seal (which may be a facsimile) and the signature of the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation.

SECTION 2.   Transfers. Transfers of share certificates and the shares represented thereby shall be made on the books of the Corporation only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

SECTION 3.   Uncertificated Shares. Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical. Notwithstanding anything herein to the contrary, the provisions of Section 2 of this Article V shall be inapplicable to uncertificated shares and in lieu thereof the Corporation shall adopt alternative procedures for registration of transfers.

ARTICLE VI

Record Dates

SECTION 1.   Record Dates. Subject to the requirements of law and to the provisions of the Articles of Incorporation, the Board of Directors may fix a time not exceeding, except in the case of an adjourned meeting, ninety (90) days preceding the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or for the allotment of rights, or when any change or conversion or exchange of shares shall go into effect or any consent of shareholders shall be obtained, as a record date for the determination of the shareholders entitled to notice of or to vote at any such meeting or entitled to receive any such dividend or distribution or any such allotment of rights, or to exercise the rights in respect to any such change, consent, conversion or exchange of shares, and in such case only shareholders of record on the date so fixed shall be entitled to notice of or to vote at such meeting or to receive such dividend, distribution or allotment of rights, or to exercise such rights as the case may be, notwithstanding any transfer of any shares of stock on the books of the Corporation after any record date fixed as aforesaid. The Board of Directors, in their discretion, may close the books of the Corporation against transfers of shares during the whole or any part of such period.

ARTICLE VII

Dividends

SECTION 1.   Declaration of Dividends. Subject to the provisions of statute and the Articles of Incorporation, dividends may be declared and paid as often at such times as the Board of Directors may determine.

ARTICLE VIII

Sundry Provisions

SECTION 1.   Seal. The seal of the Corporation shall be in such force and shall bear such inscription as may be adopted by the Board of Directors. If deemed advisable by the Board of Directors, a duplicate seal or duplicate by seals may be provided and kept for the necessary purposes of the Corporation.

SECTION 2.   Fiscal Year. The fiscal year of the Corporation shall commence on January 1st of each year and end on December 31st of each year, unless otherwise provided by the Board of Directors.

SECTION 3.   Voting Stock of Other Corporations. Any stock in other corporations, which may from time to time be held by this Corporation, may be represented and voted at any meeting of shareholders of such other corporations or instructions given to any nominee holding such stock, by the Chairman of the Board, the Vice Chairman of the Board, the President or Vice Presidents of the Corporation, or by proxy executed in the name of this Corporation by its Chairman of the Board, Vice Chairman of the Board, President or a Vice President, with the corporate seal affixed and attested by the Secretary or an Assistant Secretary.

ARTICLE IX

Amendments

SECTION 1.   Amendments. Except as otherwise provided by law, these By-Laws may be amended at any meeting of the Board of Directors at which a quorum is present by a majority vote of the Directors present, or they may be amended by a majority vote at any meeting of shareholders entitled to vote thereon, provided, in either case, notice of the proposed amendment was included in the notice of the meeting (unless, in the case of amendment at a meeting of the Board of Directors, such notice is waived by a majority vote of the Directors present).

ARTICLE X

Certain Matters Relating to Pennsylvania Act No. 36 of 1990

SECTION 1.   Section 511. Subsections (d) through (f) of Section 511, Standard of Care and Justifiable Reliance, of the Pennsylvania Associations Code, as amended, shall not be applicable to the Corporation.

SECTION 2.   Section 1721. Subsections (e) through (g) of Section 1721, Board of Directors, of Pennsylvania Associations Code, as amended, shall not be applicable to the Corporation.

SECTION 3.   Subchapter G, Chapter 25. Subchapter G, Control-Share Acquisitions, of Chapter 25 of the Pennsylvania Associations Code, as amended, shall not be applicable to the Corporation.

SECTION 4.   Subchapter H, Chapter 25. Subchapter H, Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control, of Chapter 25 of the Pennsylvania Associations Code, as amended, shall not be applicable to the Corporation.

ARTICLE XI

Separability; Effect of Determination by the Board

SECTION 1.   Separability. The provisions of these By-Laws are independent of and separate from each other, and no provision shall be affected or rendered invalid or unenforceable because for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 2.   Effect of Determination by the Board. Any determination involving the interpretation or application of these By-Laws made in good faith by the Board of Directors shall be final, binding and conclusive on all parties in interest.